ATLANTIC ENERGY, INC.
                                AND SUBSIDIARIES

                          EMPLOYEE STOCK PURCHASE PLAN

                            ARTICLE ONE - DEFINITIONS

                  Whenever used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:

1.0      Definitions

1.1 "Annual Base Compensation" means, with respect to a full-time Employee, the Employee's Base Salary or 2,080 times the Employee's Base Hourly Rate, whichever is applicable, in effect on the date two months before the first Offering Commencement Date. "Annual Base Compensation" means, with respect to a non-full-time Employee, the amount equal to his or her Base Hourly Rate in effect on the date two months before the first Offering Commencement Date multiplied by the number of Hours of Service compensated during the 12-month period immediately preceding the date two months before the first date of the applicable Offering Period.

1.2 "Base Salary" means the annual salary rate received by an Employee, whose compensation is determined on a salaried basis, as remuneration for services performed exclusive of payments for overtime, lump sums in lieu of "Base Salary" increases, shift premiums, bonuses paid in cash or stock and other special payments, commissions and other incentive payments.

1.3 "Base Hourly Rate" means the hourly rate of pay received by an Employee whose compensation is determined on a non-salaried basis, as remuneration for services performed, exclusive of payments for overtime, lump sums in lieu of "Base Hourly Rate" increases, shift premiums, bonuses paid in cash or stock and other special payments, commissions and other incentive payments.

1.4      "Board of Directors" means the Board of Directors of Atlantic Energy,
         Inc.

1.5 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.6 "Committee" means the Personnel & Benefits Committee, or any successor committee, of the Board of Directors.

1.7 "Common Stock" means any authorized share of ownership of Atlantic Energy, Inc. represented by a common stock certificate or any other appropriate instrument evidencing the same.

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1.8      "Company" means Atlantic Energy, Inc. and any present or future corporation that (i) would be a subsidiary corporation of Atlantic Energy, Inc. as that term is defined in ss.423 of the Code and (ii) is designated as a participant in the Plan by the Committee, or any successor corporation.

1.9 "Eligible Employee" means any Employee who meets the eligibility criteria set forth in ss.3.0.

1.10     "Employee" means any person in the employ of an Employer.

1.11 "Employee Account" means the account to which a Participant's payroll deduction and interest, if any, will be credited.

1.12 "Employer" means Atlantic Energy, Inc. and all of its directly or indirectly owned subsidiary companies including but not limited to Atlantic City Electric Company, Atlantic Energy Enterprises, Inc., Deepwater Operating Company, Atlantic Generation, Inc., Atlantic Thermal Systems, Inc., Atlantic Southern Properties, Inc., ATE Investment, Inc., Atlantic Energy Technology, Inc., Atlantic CNRG Services, LLC. and CoastalComm, Inc.

1.13 "Hour of Service" means (i) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer for the performance of duties; (ii) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer on account of a period of time during which no duties are performed (such as vacation, holidays, sickness, disability, layoff, jury duty, military duty or leave of absence); (iii) each hour for which back pay is awarded or agreed to by the Employer without regard to mitigation. The same Hours of Service shall not be credited both under (i) or (ii), as the case may be, and (iii).

1.14 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

1.15     "Offering Commencement Date" means the first day of the Offering
         Period.

1.16 "Offering Period" means the 12-month term that an offering under the Plan exists pursuant to Article Four.

1.17 "Participant" means an Eligible Employee who elects to participate in the Plan.

1.18 "Plan" means the stock purchase plan know as the "Atlantic Energy, Inc. and Subsidiaries Employee Stock Purchase Plan" as amended from time to time.


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1.19     "Purchase Date" means the last day of an Offering Period.


                              ARTICLE TWO - PURPOSE
2.0      Purpose

              The Atlantic Energy, Inc. and Subsidiaries (the "Company") Employee Stock Purchase Plan (the "Plan") is intended to encourage equity ownership in the Company by Eligible Employees in order to increase their proprietary interest in and promote the continued success of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under ss.423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                  ARTICLE THREE - ELIGIBILITY AND PARTICIPATION

3.0      Eligibility

              A regular, full-time Employee shall become an Eligible Employee upon his or her completion of one Hour of Service that must occur no later than 14 calendar days prior to the Offering Commencement Date. An employee who is not a regular, full-time Employee shall become an Eligible Employee upon completion of 1,000 Hours of Service during the twelve consecutive-month period commencing on the date he or she first performs an Hour of Service and ending no later than 14 calendar days prior to the Offering Commencement Date. If such Employee does not complete 1,000 Hours of Service during such twelve-month period, then the Employee would become an Eligible Employee upon completion of 1,000 Hours of Service during a subsequent twelve consecutive-month period. Approximately 1,500 Employees are eligible to participate in the Plan.

3.1      Participation

              An Eligible Employee may become a Participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Office of the Treasurer of the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering Period. Payroll deductions for an Eligible Employee shall commence in the first regular pay period following the applicable Offering Commencement Date and shall end in the pay period immediately preceding the Purchase Date unless sooner terminated by the Eligible Employee as provided in Article Eight.

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3.2      Limitations to Participation

         Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan: (i) if, immediately after the grant, such Employee would own Common Stock, and/or hold options to purchase Common Stock, possessing 5% or more of the total combined voting power or value of all classes of Common Stock of the Company, (for purposes of this Section, the rules of ss.423(d) of the Code shall apply in determining Common Stock ownership of any Employee); (ii) which permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate that exceeds $25,000 in fair market value of the Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

                     ARTICLE FOUR - OFFERINGS UNDER THE PLAN

4.0      Annual Offerings

              The Plan will be implemented in four (4) Offering Periods beginning on the 15th day of August in each of the years 1996, 1997, 1998 and 1999, with each Offering Period ending on August 14, of the following year. The maximum number of shares of Common Stock issued in the respective years shall be:

                                         Maximum Number of
Offering Period                          Shares to be Issued
---------------------------------        ---------------------------------------
August 15, 1996 - August 14, 1997        100,000


August 15, 1997 - August 14, 1998        100,000 plus unissued shares from the
                                         prior Offering Period

August 15, 1998 - August 14, 1999        100,000 plus unissued shares from prior
                                         Offering Periods

August 15, 1999 - August 14, 2000        100,000 plus unissued shares from prior
                                         Offering Periods


                       ARTICLE FIVE - GRANTING OF OPTIONS

5.0      Number of Option Shares

                  On the Offering Commencement Date a Participant shall be deemed to have been

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         granted an option to purchase a maximum number of shares of Common
         Stock of the Company equal to an amount determined as follows: a) a dollar amount designated by the employee not in excess of 10% of the Participant's Annual Base Compensation i) divided by 85% of the market value of the Common Stock of the Company (as defined in ss.5.1 below) on the applicable Offering Commencement Date or 2) an amount equal to
         (i) that percentage of the Participant's Annual Base Compensation that he or she has elected to have withheld (but not in excess of 10%) (ii) multiplied by the Participant's Annual Base Compensation, (iii) divided by 85% of the market value of the Common Stock of the Company (as defined in ss.5.1 below) on the applicable Offering Commencement Date. Such method of determination shall be at the discretion of the Company.

5.1      Option Price

              The option price of stock purchased with payroll deductions made during an Offering Period for a Participant therein shall be the lower of: (i) 85% of the market value of the Common Stock, which is the average of the high and low selling price of the stock on the Offering Commencement Date as reported by the "NYSE-Composite Transactions" published in The Wall Street Journal, or the nearest prior business day on which trading occurred on the New York Stock Exchange or (ii) 85% of the market value of the Common Stock, which is the average of the high and low selling price of the stock on the Purchase Date or the nearest prior business day on which trading occurred on the New York Stock Exchange. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which the high and low selling prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee. On December 29, 1995 the closing price of the stock on the NYSE was $19.25.


                        ARTICLE SIX - EXERCISE OF OPTION

6.0      Automatic Exercise

              Unless a participant gives written notice to the Company as hereinafter provided, his or her option to purchase shares of Common Stock through payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Purchase Date applicable to such Offering Period for the purchase of the number of whole shares of Common Stock which the accumulated payroll deductions credited to his or her Employee Account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the employee pursuant to ss.5.0 hereof), and any excess in his or her Employee Account at that time will be returned as soon as practicable following the Purchase Date.


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6.1      Fractional Shares

              Fractional shares will not be issued under the Plan and any accumulated payroll deductions that would have been used to purchase fractional shares will be returned to a Participant as soon as practicable following the Purchase Date.

6.2      Transferability of Option

              During a Participant's lifetime, options held by such Participant shall be exercisable only by that Participant.

6.3      Delivery of Instrument

              Common Stock to be delivered to a Participant under the Plan will be delivered in "book-entry" form. Such Common Stock may be subject to certain restrictions as described ss.7.5. As promptly as practicable after the Purchase Date of each Offering Period, the Company will provide to each participant an appropriate instrument representing the stock purchased upon exercise of his or her option. A Participant may request a common stock certificate to be issued in his or her name by completing the appropriate authorization.

6.4      Expiration of Option

              In no event may any option granted pursuant to the Plan be exercised after the expiration of (i) three (3) years from the date such option is granted if the option price is not less than 85% of the fair market value of the stock at the time of the exercise of the option, or (ii) 27 months from the date such option is granted if the option price is not determinable in the manner described in (i) above.

               ARTICLE SEVEN - COMMON STOCK OFFERED UNDER THE PLAN

7.0      Stock

              The stock offered under the Plan shall consist in whole or in part of (i) authorized but unissued shares of Common Stock of the Company, or (ii) shares issued and thereafter acquired by the Company.

7.1      Maximum Number of Shares

              The maximum number of shares that shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Article Fourteen shall be 100,000 in each Offering Period plus, beginning with the Offering Period starting on August 15, 1997, all unissued shares from prior Offering Periods, but

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         not to exceed 400,000 shares for all Offering Periods. If the total number of shares for which options are exercised on any Purchase Date in accordance with ss.6.0 exceeds the maximum number of shares for the applicable offering, the Company shall make a prorata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions, plus interest, credited to each Employee Account shall be returned to him or her as promptly as possible.

7.2      Effects of Termination by Participants

              If an Eligible Employee's participation under the Plan for any reason ends or is terminated and the shares that are subject to an option are not purchased, the unpurchased shares of Common Stock shall again be available for offering under the Plan.

7.3      Participant's Interest in Option Stock

              The participant will have no ownership interest in stock covered by his or her option until such option has been exercised. No adjustment will be made for dividends or other rights for which the record date is prior to the date of issuance.

7.4      Registration of Common Stock

              Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs, by written notice to the Office of the Treasurer of the Company prior to the Purchase Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or to the extent permitted by applicable law.

7.5      Restrictions on Exercise

              The Committee may, in its discretion, require that any shares purchased pursuant to the Plan be subject to certain restrictions regarding the sale of such shares. Under such restrictions, Participants may not be permitted to sell, transfer, pledge or assign shares purchased under the Plan for a period of not more than one year from the Purchase Date.

              The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either (i) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares, shall be effective or (ii) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

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           ARTICLE EIGHT - WITHDRAWAL FROM THE PLAN AND TERMINATION OF
                                   EMPLOYMENT

8.0      Withdrawal of Account

              A Participant may withdraw payroll deductions credited to his or her Employee Account under the Plan at any time (except in no event will withdrawals be permitted in the three business days prior to the Purchase Date) upon receipt of written notice to the Office of the Treasurer of the Company. All of the Participant's payroll deductions, without interest, credited to the Employee Account will be paid promptly after receipt of notice of withdrawal, and no further payroll deduction will be made from the Participant's pay during the Offering Period. As to the Participants who are subject to Section 16 of the 1934 Act, (generally officers of Atlantic Energy, Inc.), the right of participation in the Plan subsequent to withdrawal shall be governed by the limitations imposed upon each Participant under the 1934 Act.

8.1      Effect on Subsequent Participation

              A Participant's withdrawal during any Offering Period will not have any effect upon his or her eligibility to participate in any succeeding Offering Periods or in any similar plan that may hereafter be adopted by the Company.

8.2      Termination of Employment

              Upon termination of a Participant's employment during the Offering Period for a reason other than retirement or death, participation in the Plan shall terminate immediately and within a reasonable time thereafter, the Eligible Employee shall be paid all funds, without interest, then credited to his or her Employee Account.

8.3      Termination of Employment due to Retirement

              Upon termination of a Participant's employment during the Offering Period due to retirement, the Participant shall have the right to elect, by written notice given to the Office of the Treasurer, prior to the earlier of the Purchase Date or the expiration of a period of 90 days commencing from the date of retirement either (i) to withdraw all of the payroll deductions, without interest, credited to the Participant's Employee Account under the Plan or (ii) to exercise the Participant's option for the purchase of Common Stock on the Purchase Date next following the date of the Participant's retirement for the purchase of the number of whole shares of Common Stock which the accumulated payroll deductions, without interest, in the Participant's Employee Account at the date of the Participant's retirement will purchase at the applicable option price, and any excess in

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         such Employee Account will be returned to the Participant as soon as practicable.

              In the event that no such written notice of election shall be duly received by the Office of the Treasurer of the Company, the Participant shall automatically be deemed to have elected, pursuant to (ii) above, to exercise the Participant's option.

8.4      Termination of Employment due to Death

              Upon termination of a Participant's employment during the Offering Period due to death, the Participant's beneficiary (as defined in Article Twelve) shall have the right to elect, by written notice given to the Office of Treasurer, prior to the earlier of the Purchase Date or the expiration of a period of 90 days commencing from the date of the Participant's death either (i) to withdraw all of the payroll deductions, without interest, credited to the Participant's Employee Account under the Plan, or (ii) to exercise the Participant's option for the purchase of stock on the Purchase Date next following the date of the Participant's death for the purchase of the number of whole shares of stock which the accumulated payroll deductions, without interest, in the Participant's Employee Account at the date of the Participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

              In the event that no such written notice of election shall be duly received by the Office of the Treasurer of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to (ii) above, to exercise the Participant's option.

8.5      Leave of Absence

              If a Participant is granted a leave of absence, such Participant shall have the right to elect (i) to withdraw without interest, the balance in his or her Employee Account pursuant to ss.8.0, (ii) to discontinue contributions to the Plan and forfeit any interest earned but remain a Participant in the Plan, or (iii) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from any payments by the company to the Participant during such leave of absence.

                        ARTICLE NINE - PAYROLL DEDUCTIONS

9.0      Amount of Payroll Deduction

              An Eligible Employee shall authorize the Employer in writing to withhold funds from his or her compensation throughout the 12-month Offering Period not in excess of 10% of the Eligible Employee's Annual Base Compensation. Such amounts are subject to the limitations set forth in ss.3.2. Such amounts will be sufficient to accumulate over the term of the Offering Period the aggregate purchase price of the shares which the

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         Eligible Employee has elected the option to purchase pursuant to the
         Plan.

9.1      Employee Account

              Funds withheld from a Participant's compensation shall be credited to the Participant's Employee Account established under the Plan. A Participant may not make any separate cash payment into such account.

9.2      Changes in Payroll Deduction

              A Participant may not increase or decrease the amount withheld from the Participant's compensation or make other deposits to his or her Employee Account. A Participant may discontinue participation in the Plan as provided in Article Eight and only shall be permitted to withdraw and be paid any funds accumulated in the Employee Account pursuant to the terms of the Plan.

9.3      Use of Funds

              All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

9.4      Underfunded Status of Employee Account

              If for any reason other than that set forth in ss.8.3, ss.8.4 and ss.8.5 herein, the balance in a Participant's Employee Account on the Purchase Date is less than the aggregate purchase price of the shares which the Participant has elected the option to purchase pursuant to the Plan, the Participant's option will be exercised on the Purchase Date for the number of whole shares of Common Stock which the accumulated payroll deductions, without interest, in the Participant's Employee Account will purchase at the applicable option price, and any excess will be returned to the Participant as soon as practicable.


                             ARTICLE TEN - INTEREST

10.0     Payment of Interest

              Except as otherwise provided, interest shall be paid during the term of the Offering Period on funds credited to each Employee Account at the dividend rate in effect on June 30 in each of the Offering Periods and made available to depositors holding a share savings account with the Atlantic City Electric Company Employees' Federal Credit Union. Interest will be compounded daily on the average daily balance of each Employee Account beginning on the Offering Commencement Date and ending on the last business

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         day preceding the Purchase Date. Interest will cease to accrue on the
         Purchase Date and will be distributed to the Participant as soon as practicable after the Purchase Date. The Committee may determine that interest shall be paid on the Employee Account on any other basis the Committee deems appropriate.

                         ARTICLE ELEVEN - ADMINISTRATION

11.0     Personnel & Benefits Committee

              The Plan shall be administered by the Personnel & Benefits Committee of the Board of Directors. Members of the Committee shall be Directors who are disinterested persons under Rule 16(b)(3) promulgated under the 1934 Act and successor rules. The Committee may employ agents, attorneys, compensation experts, accountants or other persons (who also may be Employees of the Employer) and allocate or delegate to them powers, rights, and duties, all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan. The Committee may adopt rules and regulations as it deems appropriate to assist in administering and enforcing the Plan.

              The Committee shall have the discretionary authority to regulate and interpret the Plan's provisions. The interpretation and construction by the Committee of any provisions of the Plan, the terms and conditions of an offering and of Employee participation and any determination by the Committee pursuant to any provision of the Plan shall be final and conclusive.

              No member of the Board of Directors shall be liable for any action or determination made in good faith under the Plan.

                   ARTICLE TWELVE - DESIGNATION OF BENEFICIARY

12.0     Designation of Beneficiary

              A Participant may file a written designation of beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Office of the Treasurer. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by the Participant under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant's death, the Company shall deliver such stock and/or cash to the any beneficiary designated by the Participant under the Atlantic City Electric Company Retirement Plan, ("Retirement Plan") or if the Participant is an Employee of an affiliate any retirement plan of an such affiliate. If no beneficiary has been designated under the Retirement Plan or any retirement plan of an affiliate, the Company shall

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         deliver such stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.


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              ARTICLE THIRTEEN - TRANSFERABILITY AND ASSIGNABILITY

13.0     Restrictions on Transferability and Assignability

              Neither payroll deductions plus interest, if any, credited to a Participant's Employee Account nor any rights with regard to the exercise of an option to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with ss.8.0. No right of any Employee to purchase stock pursuant to an offering made under the Plan shall be subject to any obligation or liability of the Participant or have a lien imposed upon it. During the lifetime of a Participant, the shares that he or she is entitled to purchase under the Plan may be purchased only by the Participant.

              Shares purchased pursuant to the Plan by a Participant who is subject to short swing profit liability under Section 16(b) of the 1934 Act cannot be transferred for at least six months from the date of acquisition.

          ARTICLE FOURTEEN - ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

14.0     Recapitalization

              If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares that are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares that may be offered as described in Article Four hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends.

              ARTICLE FIFTEEN - DISSOLUTION OR CHANGE IN CONTROL OF
                                   CORPORATION

15.0     Dissolution or Change in Control

              Upon the dissolution or liquidation of the Company, or upon "Change of Control" as hereinafter defined, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Purchase Date upon the exercise of such option

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         for each share as to which such option shall be exercised, the cash, securities and/or property that a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction (which shall in no event be less than 85% of the Fair Market Value, as required by Section 423 of the Code). The Board of Directors shall take such steps in connection with such transactions as they shall deem necessary to assure that the provisions of this ss.15.0 shall thereafter be applicable in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

              "Change of Control" of the Company shall occur (i) if any "person" as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the 1934 Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly becomes the "beneficial owner," as defined in Rule 13(d)(3) under the 1934 Act, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided however that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this ss.15.0; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger or otherwise.


                      ARTICLE SIXTEEN - REQUIRED APPROVALS

16.0     Effective Date

              The Plan was adopted by the Board of Directors on February 8, 1996 and shall become effective on April 24, 1996 subject to the approval of shareholders of the majority vote of the votes cast at the Annual Meeting of Shareholders to be held on April 24, 1996, at which a quorum representing the majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.



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          ARTICLE SEVENTEEN - TERMINATION OF AND AMENDMENTS TO THE PLAN

17.0     Termination and Amendments

              The Committee may amend, alter, or discontinue or suspend the Plan or alter or amend any and all terms of participation in an offering made thereunder at any time but no amendment, alteration, discontinuance or suspension shall be made that would impair the rights of a Participant without the Participant's consent or which, without approval of the Company's stockholders would (i) increase the total number of shares reserved for the purpose of the Plan or the maximum number of shares that each Participant can elect to purchase as a result of participation in any offering under the Plan; (ii) extend the maximum term of an Offering Period under the Plan beyond 12 months;
         (iii) decrease either the option price or change the pricing terms specified in ss.5.1; (iv) materially expand the requirements as to eligibility for Employees under the Plan; and (v) materially increase benefits under the Plan within the meaning of Rule 16(b)(3) under the 1934 Act to the extent that rule is applicable.


                     ARTICLE EIGHTEEN - RIGHTS TO EMPLOYMENT

18.0     No Employment Rights

              The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deeded to interfere in any way with the Company's right to terminate or otherwise modify an Employee's employment at any time.

                           ARTICLE NINETEEN - EXPENSES

19.0     Expenses

              All expenses of administering the Plan shall be borne by the Company.

                   ARTICLE TWENTY - CONFORMANCE WITH TAX LAWS

20.0     Section 423

              The Plan and all offerings thereunder shall conform to the requirement of Code ss.423 that governs employee stock purchase plans. Should any of the terms of the Plan or offerings be found not in conformity with the terms of Code ss.423, those terms shall be

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         invalid and shall be omitted from the Plan or the offering but the remaining terms of the Plan shall not be affected.

                        ARTICLE TWENTY-ONE - WITHHOLDING

21.0     Withholding

              Any amounts to be paid or shares to be delivered under the Plan shall be reduced by any sums required to be withheld by the Company under federal, state and local tax withholding laws.

                       ARTICLE TWENTY-TWO - GOVERNING LAW

22.0     Applicable Law

              The Plan and the terms and conditions of participation in the Plan, shall be construed and administered according to the laws of the State of New Jersey to the extent that those laws are not preempted by the laws of the United States of America.

                       ARTICLE TWENTY-THREE - OTHER PLANS

23.0     Other Plans

              Nothing contained in this Plan shall prevent the Company from establishing other benefit plans in which Employees thereof may also participate.


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